Confidential

Exhibit 10.3

FOURTH AMENDMENT

TO LICENSE AND CO-DEVELOPMENT AGREEMENT

THIS FOURTH AMENDMENT  (“Fourth Amendment”) effective as of  June 19, 2017 (“Effective Date”), is made by and between MorphoSys AG, a German corporation (registered at the District Court of Munich, HRB121023) having an office and place of business at Semmelweisstrasse 7, 82152Planegg, Germany, (collectively with its affiliates, “Morphosys”) and Aptevo Research and Development LLC (previously Emergent Product Development Seattle, LLC), a US corporation (registered in Delaware, N° 4858233) having an office and place of business at 2401 Fourth Avenue, Suite 1050, Seattle, Washington, USA (“Aptevo”).

WHEREAS, Aptevo and MorphoSys entered into that License and Co-Development Agreement dated as of August 19, 2014, as amended by first amendment effective as of July 8, 2015, by second amendment effective as of December 7, 2015 and by third amendment effective as of December 8, 2016 (“Agreement”); and

WHEREAS, Aptevo and MorphoSys now desire to further amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Aptevo and MorphoSys hereby agree as follows:

1.Incorporation of Recitals; Capitalized Terms.  The Recitals set forth above are deemed to be true and accurate in all respects and are hereby incorporated into this Fourth Amendment by reference.  Capitalized terms used herein shall have the same meanings ascribed to them in the Agreement unless otherwise expressly defined herein.

2.Section 4.4.1 (a) of the Agreement shall be deleted in its entirety and replaced as follows:

4.4.1 General.

(a)

(i)

Calendar Year 2016. Aptevo shall bear seventy-five percent (75%) of all Development Costs for the Calendar Year 2016 and MorphoSys shall bear twenty-five percent (25%) of all Development Costs for the Calendar Year 2016 (whether incurred by Aptevo or MorphoSys or their respective Affiliates, sublicensees or subcontractors) set forth in the Development Budget for the Calendar Year 2016 with respect to any Development Activities for the Calendar Year 2016 (including Manufacturing Development Activities); provided, however, that Development Costs for the Calendar Year 2016 incurred by Aptevo or its Affiliates, sublicensees or subcontractors (and shared by MorphoSys twenty-five percent (25%)), will be limited to Four Million Four Hundred Seventy Five Thousand Dollars ($4’475,000) in 2016 and Development Costs for the Calendar Year 2016 incurred by MorphoSys or its Affiliates, sublicensees or subcontractors (and shared by Aptevo seventy-five (75%)) will be limited to One Million Five Hundred Eight Thousand Euros

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($1’508,000). If expenses incurred by either Party in Calendar Year 2016 exceed those listed above, then the additional expenses shall be paid by the Party incurring them—unless the other Party agrees in advance to share the additional expenses according to the percentages given above.

(ii)	Calendar Year 2017.
(x)

Aptevo shall bear seventy-five percent (75%) of all Development Costs from January 1, 2017 to August 31, 2017 and MorphoSys shall bear twenty-five percent (25%) of all Development Costs from January 1, 2017 to August 31, 2017 (whether incurred by Aptevo or MorphoSys or their respective Affiliates, sublicensees or subcontractors) as set forth in the Development Budget for the Calendar Year 2017 (including Manufacturing Development Activities).

(y)

Aptevo shall bear forty-nine percent (49%) of all Development Costs from September 1, 2017 to December 31, 2017 and MorphoSys shall bear fifty-one percent (51%) of all Development Costs from September 1, 2017 to December 31, 2017 (whether incurred by Aptevo or MorphoSys or their respective Affiliates, sublicensees or subcontractors) as set forth in the Development Budget for the Calendar Year 2017 (including Manufacturing Development Activities).

(iii)

Calendar Year 2018. Aptevo shall bear forty-nine percent (49%) of all Development Costs for the Calendar Year 2018 and MorphoSys shall bear fifty-one percent (51%) of all Development Costs for the Calendar Year 2018 (whether incurred by Aptevo or MorphoSys or their respective Affiliates, sublicensees or subcontractors) set forth in the Development Budget for the Calendar Year 2018 (including Manufacturing Development Activities).

(iv)

Calendar Years 2019 and beyond. Aptevo shall bear thirty-six percent (36%) of all Development Costs for the Calendar Year 2019 and all subsequent Calendar Years and MorphoSys shall bear sixty-four percent (64%) of all Development Costs for the Calendar Year 2019 and all subsequent Calendar Years (whether incurred by Aptevo or MorphoSys or their respective Affiliates, sublicensees or subcontractors) set forth in the applicable Development Budget with respect to any Development Activities for  the Calendar Year 2019 and all subsequent Calendar Years (including Manufacturing Development Activities).  Notwithstanding the foregoing, beginning in Calendar Year 2019 Aptevo’s obligation to bear its thirty-six percent (36%) share of all Development Costs is subject to the Development Cost Cap.

3.Article 13.2 b) of the Agreement shall be deleted in its entirety and replaced as follows:

13.2 b)

MorphoSys shall also have the right to terminate the Agreement at its sole unfettered discretion by written notice either: (i) with immediate effect (i.e. with no

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notice period) within one week after the ADA test results from six (6) subjects participating under the ES414 Protocol 401 Amendment 2 of the Phase I/II Clinical Trial Dose Escalation Phase that have been treated for three (3) twenty-eight (28) day cycles (or the relevant number of cycles and days on treatment foreseen in ES414 Protocol 401 Amendment 2), have been obtained and have been discussed at a JSC meeting, or (ii) at any time during the last two (2) weeks of August 2017 with effect as of August 31, 2017, but regardless whether (i) or (ii) occurs first. For the avoidance of doubt continuous payment obligations from MorphoSys to Aptevo pursuant to Article 14.1.2 shall not apply if MorphoSys terminates the Agreement pursuant to this Article 13.2 (b).

4.Interpretation; Full Force And Effect; Counterparts. Except as expressly amended hereby, the Agreement shall continue in full force and effect.  This Fourth Amendment is incorporated and made a part of the Agreement between MorphoSys and Aptevo.  In the event of any conflict or inconsistency between the Agreement and this Fourth Amendment, the latter shall prevail. This Fourth Amendment may be executed by the Parties hereto in one or more counterparts, all of which shall be valid and binding on the Party or Parties executing them and all counterparts shall constitute one and the same document for all purposes.  Each Party hereto represents and warrants that this Fourth Amendment has been duly authorized, executed and delivered by or on behalf of such Party.

IN WITNESS WHEREOF, Aptevo and MorphoSys have entered into this Fourth Amendment as of the Effective Date.

Aptevo Research and Development LLC By: _________________________________ Name: _______________________________ Title: _______________________________ Date: ________________________________

MorphoSys AG

By:  _________________________By:  _____________________

Name: _______________________Name: ___________________

Title:   _______________________Title:   ___________________

Date: ________________________Date: ____________________

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